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                                EXHIBIT NO. 6.12

                    EMPLOYMENT AGREEMENT WITH PETER MAHARAJ
                            DATED SEPTEMBER 1, 1999


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                              EMPLOYMENT AGREEMENT

          This Agreement is made the 1st day of September, 1999 by and between Timber Resources International, Inc. (the "Company"), a Delaware corporation having a place of business at 570 Lexington Avenue, New York, New York, and Peter Maharaj (the "Executive"), having a place of residence at 117-05 105th Avenue, South Ozone Park, NY 11420.

                                   WITNESSETH

          Whereas, the Company is willing to employ the Executive upon the terms and conditions set out below; and

          Whereas, the Executive has had an opportunity to consider and evaluate the terms of employment offered to him;

          Now, therefore, in consideration of their mutual promises as hereinafter set forth, the parties hereto agree as follows:

                                    SECTION I

                             DESIGNATION AND DUTIES

          The Executive shall be employed as Vice President (Marketing) of the Company. The Executive shall perform all duties and undertake all responsibilities as would be customary and appropriate for an executive in charge of marketing and sales and recruitment, training and supervision of sales personnel, of a company engaged in the procurement of lumber and processing such lumber into finished products. In addition to such responsibilities, the Executive shall also be responsible for preparing timely reports with respect to marketing plan as may be entrusted to him, and as requested by the Chairman or President of the Company.

                                   SECTION II

                              TERM OF EMPLOYEMENT

          The Executive shall be employed for a term commencing on September 1, 1999 and ending five (5) years thereafter. At least sixty (60) days prior to the end of the term as set herein, the Company shall either make an offer to renew the Executive's employment contract on mutually agreed upon terms or decline to do so in writing.

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                                   SECTION III

                     NO RESTRICTIONS ON EMPLOYMENT WITH COMPANY

          The Executive represents and warrants that he is not a party to any agreement and otherwise is not subject to any restriction, whether voluntary or involuntary, which would in any manner prohibit or limit him from entering into this agreement and performing his duties as set out herewith. In the event the Executive has, in any position held by him prior to the execution of this agreement, executed any agreement restricting his subsequent employment, the Executive represents that copies of any such agreement have been furnished to the Company prior to the execution of this agreement.

                                   SECTION IV

                       COMPANY'S OWNERSHIP OF WORK PRODUCT

          The Executive acknowledges that all work product initiated, developed and created by him while in the employment of the Company shall be the sole and exclusive property of the Company irrespective of whether or not any special, unique or proprietary knowledge or technique of the Executive was utilized to develop or create such work product. The Executive shall, in accordance with standard Company policy or otherwise in any manner at the Company's request, execute all other necessary documents and instruments of assignment to establish and protect the Company's ownership of work product developed or created by the Executive during the course of his employment.

                                    SECTION V

                                 CONFIDENTIALITY

          Unless available in the public domain other than by reason of a breach of the provisions of this paragraph or other misconduct on the part of the Executive, all data and data bases, information, research, business strategy, business contacts, and any written or printed material as well as material recorded and accessed by electronic media produced or generated by the Executive or any other employee or professional consultant engaged by the Company shall be the property of the Company, and shall be kept secret and confidential by the Executive during the term of his employment and for a period of five years thereafter. The Executive agrees that a breach of this provision can cause irreparable injury to the Company, and further agrees that the Company shall be entitled to seek injunctive relief from an appropriate court of law.


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                                   SECTION VI

                                  COMPENSATION

          The Executive shall be paid a salary of sixty thousand dollars ($60,000) per annum during the term of his employment. Such amount shall be pro rated and paid on a periodic basis at the rate of five thousand dollars ($5,000) per month in accordance with the Company's customary payroll practices. Salary increases during the term of employment shall be entirely within the discretion of the Board Directors provided however that there shall be no increase in salary until such time as the Company shall have operated profitably in four successive calendar quarters.

                                   SECTION VII

                              VACATIONS/SICK LEAVE

          The Executive shall be entitled to vacations from work for an aggregate of four (4) calendar weeks per annum. Vacations shall be taken by the Executive in such manner as to avoid or minimize any disruption in the Company's work, and the timing of vacations taken by the Executive shall be approved by the Chairman. Based upon consent by the Company, vacation time may be accumulated for a maximum of six (6) weeks. The Executive shall be entitled to avail of four (4) weeks of absence with full salary on account of documented injury or illness during each year of his employment. Sick leave shall not be cumulated. The Company may in its discretion grant the Executive additional periods of sick leave with full or part salary.

                                  SECTION VIII

                                   TERMINATION

          The Executive's employment may be terminated solely by the Chairman of the Company prior to the expiration of the term provided herein in accordance with the following:

          (A) Upon sixty (60) days written notice by the Company.

          (B) With immediate effect and upon written notice, if the Company shall have reason to believe that the Executive has engaged in one or more acts or omissions involving fraud, dishonesty, violations of law, or breach of confidentiality undertakings which have resulted in material injury to the Company. Materiality shall be defined in the context of the size and scope of the Company's operations. The Company's notice shall furnish the Executive with a reasonably detailed statement of the causes for termination. If the Execute shall dispute the Company's findings, his sole remedy and recourse

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              shall be a claim in arbitration proceedings against the Company as provided in Paragraph 6 below.

          (C) The Executive shall become physically or mentally disabled and be unable to perform his duties fir a continous period of six (6) weeks during intermittent periods which in the aggregate shall exceed eight weeks in any twelve month period.

                                   SECTION IX

                              RESTRICTIVE COVENANT

              The Executive agrees that if he shall choose to leave the Company's employment, he shall not directly or indirectly accept employment with or provide advice or consultancy services to any company or business entity which is then or within two years thereafter becomes engaged in sales of wood products to any customer of the Company which accounted for more than ten percent (10%) of aggregate revenues earned by the Company. In the event, under applicable law, the provisions of this paragraph shall be deemed unenforceable, the provisions set out herein shall be deemed amended to comply with the requirements of applicable law, and as so amended shall be binding and effective.

                                   SECTION X

                                   RESIGNATION

              In the event the Executive chooses to resign from the Company's employment, he shall provide the Company with at least sixty (60) days written notice failing which the Company shall be entitled to claim damages from the Executive.

                                   SECTION XI

                             AMENDMENT TO AGREEMENT

              The parties hereto agree that written ninety (90) days from the date hereof, this Agreement shall be amended to include provisions relating to bonus, stock options, health insurance and other benefits, if any.

                                   SECTION XII

                                     NOTICES

              All notices shall be deemed to have been properly provided if they shall be sent by registered mail, return receipt requested, to the last known address of either party as set out in the records of the Company.

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                                  SECTION XIII

                                    HEADINGS

              All headings in this agreement are set out for convenience and shall not in any manner impact upon the interpretation of this agreement.

                                   SECTION IV

                         GOVERNING LAW AND JURISDICTION

              This agreement shall be interpreted and enforced in accordance with the laws of the State of New York. All disputes between the parties shall be settled exclusively by arbitration in New York City under the applicable rules of the American Arbitration Association.



              IN WITNESS WHEREOF, the Company and the Executive have executed this agreement on the date first above written.

                                            THE COMPANY


                                            By: /s/ Aziz Hirji
                                               ---------------------------
                                               Aziz Hirji, Chairman


                                            THE EXECUTIVE


                                            By: /s/ Peter Maharaj
                                               ----------------------------
                                                Peter Maharaj
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